SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                 April 19, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On  April  19,  2004  registrant   issued  a  press  release   entitled
"Halliburton Announces Agreement With Petrobras on Barracuda-Caratinga Project."

         The text of the press release is as follows:

                HALLIBURTON ANNOUNCES AGREEMENT WITH PETROBRAS ON
                          BARRACUDA-CARATINGA PROJECT

  Company to take first quarter charge of about $62 million or $0.14 per share after tax

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that its KBR subsidiary has reached an agreement in principle with Petrobras that will resolve outstanding issues regarding the Barracuda-Caratinga project. The agreement in principle, which is also subject to project lender approval and final agreement, will settle outstanding claims and extend project deadlines.

Halliburton also announced that it will take additional operating losses on its Barracuda-Caratinga project in the first quarter of 2004 of approximately $62 million or $0.14 per share after tax. The additional charges follow a thorough review of the project indicating higher cost estimates, schedule extensions and other factors.

"The agreement in principle with Petrobras, if consummated, would significantly reduce remaining risks associated with this project, provide resolution to our claims and reduce the potential for significant late-delivery penalties," said Randy Harl, president and chief executive officer of KBR.

If the parties are unable to reach final agreement, then Halliburton will pursue arbitration of its claim. Although this would be a long process, the company believes there is strong support for the claim. In the absence of an agreement with Petrobras, the company would also evaluate whether the increased costs accrued in the first quarter of 2004 would increase its claim.

The agreement in principle, if completed, would amend the existing agreements and release both parties from all existing claims including the pending arbitration proceedings in New York. Further, the agreement would resolve KBR's disputed claims and reduce KBR's scope of work to be performed after the two vessels sail-away which is now scheduled for August 1, 2004 for Barracuda and for September 28, 2004 for Caratinga. Contract liquidated damages would be replaced and based on the new terms and schedule under the new agreement.

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

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NOTE: The  statements in this press release that are not historical  statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from
the  results   expressed  or  implied  by  the   statements.   These  risks  and
uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica
liabilities,   the  risks  of  having   material   subsidiaries  in  Chapter  11
proceedings, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies, the risks of judgments against the company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, the risks of judgments against the company and its subsidiaries in other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003 for a more complete discussion of such risk factors.

                                       ###

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     April 19, 2004               By: /s/ Margaret E. Carriere
                                          ----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary